Exhibit 99.1
For Immediate Release

Harmonic Appoints David Krall to its Board of Directors

SAN JOSE, Calif. — February 12, 2018 — Harmonic (NASDAQ: HLIT), the worldwide leader in video delivery and cable access virtualization, today announced it has expanded the company’s board of directors with the appointment of David Krall.

“I’m delighted to welcome David to our board,” said Patrick Harshman, president and CEO of Harmonic. “David’s extensive executive leadership and board experience, and particularly his strong digital and streaming media background, make him an excellent addition. We look forward to David’s insights and guidance as we continue to transform the video and broadband industries with our OTT SaaS and virtualized cable access solutions.”

Mr. Krall currently serves as a strategic advisor to Roku, Inc., a leading manufacturer of media players for streaming entertainment, and on the board of directors of Progress Software Corp., Universal Audio, Inc. and Audinate Pty Ltd. Previously, he served as president and chief operating officer of Roku. Earlier in his career, Mr. Krall served as president and chief executive officer of QSecure, Inc., a developer of secure credit card technology, and of Avid Technology, Inc., a provider of digital media creation tools for the media and entertainment industry.

“Harmonic is well positioned to drive a new phase of growth through its market-leading VOS™ OTT streaming and new CableOS™ virtualized cable access innovations. I am looking forward to helping the company deliver on its market leadership and shareholder value creation vision,” said Mr. Krall.

Mr. Krall holds a B.S. and M.S. in Electrical Engineering from the Massachusetts Institute of Technology and an MBA, with distinction, from Harvard Business School.

Further information about Harmonic is available at www.harmonicinc.com.
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About Harmonic
Harmonic (NASDAQ: HLIT), the worldwide leader in video delivery technology and services, enables media companies and service providers to deliver ultra-high-quality broadcast and OTT video services to consumers globally. The company has also revolutionized cable access networking via the industry’s first virtualized CCAP solution, enabling cable operators to more flexibly deploy gigabit internet service to consumers’ homes and mobile devices. Whether simplifying OTT video delivery via innovative cloud and software-as-a-service (SaaS) technologies, or powering the delivery of gigabit internet cable services, Harmonic is changing the way media companies and service providers monetize live and VOD content on every screen. More information is available at www.harmonicinc.com.

Harmonic, the Harmonic logo and other Harmonic marks are owned by Harmonic Inc. or its affiliates. All other trademarks referenced herein are the property of their respective owners.

CONTACT:

Blair King
Director, Investor Relations
Harmonic Inc.
+1.408.490.6172
blair.king@harmonicinc.com

ENDS